BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

040105

Filed in the office of	Document Number
Barbara K. Cegavske	20170213879-90
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 05/16/2017 1:15 PM
	Entity Number E0234272017-6

Articles of Incorporation

(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation: Hoth Therapeutics, Inc.

2. Registered Agent for Service of Process: (check only one box)

☒ Commercial Registered Agent: National Registered Agents, Inc. of NV
Name

☐ Noncommercial Registered Agent (name and address below) **OR** ☐ Office or Position with Entity (name and address below)

Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity

Street Address — City — Nevada — Zip Code

Mailing Address (if different from street address) — City — Nevada — Zip Code

3. Authorized Stock: (number of shares corporation is authorized to issue)

Number of shares with par value: 35,000,000 — Par value per share: $ 0.0001 — Number of shares without par value:

4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)

	Name	Street Address	City	State	Zip Code
1)	Robb Knie	6 Horizon Road, Suite 1903	Fort Lee	NJ	07024
2)	Vadim Mats	6 Horizon Road, Suite 1903	Fort Lee	NJ	07024

5. Purpose: (optional; required only if Benefit Corporation status selected)

The purpose of the corporation shall be:

6. Benefit Corporation: (see instructions) ☐ Yes

7. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)

I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

Name: Richard Friedman — X [signature] Incorporator Signature

Address: c/o SheppardMullin, 30 Rockefeller Plaza, 39th Fl. — City: New York — State: NY — Zip Code: 10112

8. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity.

X Patricia M. Rice
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity

Date: 5/16/2017

This form must be accompanied by appropriate fees.

Annex A

NINTH: The corporation is authorized to issue two classes of stock. One class of stock shall be common stock, par value $0.0001 per share, of which the Corporation shall have the authority to issue 30,000,000 shares. The second class of stock shall be preferred stock, par value $0.0001 per share, of which the corporation shall have the authority to issue 5,000,000 shares. The preferred stock, or any class or series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

TENTH: The governing board of this corporation shall be known as the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, providing that the number of directors shall not be reduced to less than one (1).

ELEVENTH: The corporation is to have a perpetual existence.

TWELFTH: The personal liability of the directors, stockholders and officers of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Nevada Revised Statutes and particularly Section 78.747 thereof, as the same may be amended or supplemented.

THIRTEENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 78.751 of the Nevada Revised Statutes, as the same may be amended and supplemented, Indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified persons may be entitled under any bylaw, agreement, vote of stockholders and disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding such office, and shall continue as to persons who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. The Corporation shall pay or otherwise advance all expenses or officers and directors incurred in defending a civil or criminal action, suit, or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the indemnified officer or director undertakes to repay the amounts so advanced if a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by the Corporation. Nothing herein shall be construed to affect any rights to advancement of expenses to which personnel other than officers or directors of the Corporation may be entitled under any contract or otherwise by law.

FOURTEENTH: No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

FIFTEENTH: This corporation reserves the right to amend, alter, change or repeal and provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon the Stockholders herein are granted subject to this reservation.

SIXTEENTH: The board of directors shall adopt the initial bylaws of the corporation. The board of directors shall also have the power to alter, amend or repeal the bylaws, or to adopt new bylaws, except as otherwise may be specifically provided in the bylaws.

SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, Barbara K. Cegavske, the duly elected and qualified Nevada Secretary of State, do hereby certify that **HOTH THERAPEUTICS, INC.**, did on May 16, 2017, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on May 16, 2017.

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

Certified By: Erica Ayala
Certificate Number: C20170516-1393
You may verify this certificate
online at **http://www.nvsos.gov/**